Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-157726 and No. 333- 127626 on Form S-8 of ACCO Brands Corporation of our report dated June 24, 2024 appearing in this Annual Report on Form 11-K of ACCO Brands Corporation 401(k) Plan for the year ended December 31, 2023.

/s/Crowe LLP

Oak Brook, Illinois

June 24, 2024